Exhibit 10.19

RESTRICTED STOCK UNIT AWARD AGREEMENT

THE TORO COMPANY 2010 EQUITY AND INCENTIVE PLAN

This Agreement (this “Agreement”) dated [  grant date  ] (“Grant Date”), between The Toro Company, a Delaware corporation (“Toro”), and [  participant  ] (“you”) sets forth the terms and conditions of the grant to you of a restricted stock unit (“RSU”) award (this “RSU Award”) relating to [# of shares] shares of common stock, par value $1.00 per share, of Toro (“Award Shares”) under The Toro Company 2010 Equity and Incentive Plan, as amended (the “Plan”).  This RSU Award is subject to all of the terms and conditions set forth in the Plan, this Agreement and the RSU Award Acceptance Agreement should you decide to accept this RSU Award.  All of the terms in this Agreement and the RSU Award Acceptance Agreement that begin with a capital letter are either defined in this Agreement or in the Plan.  For purposes of this Agreement and the RSU Award Acceptance Agreement, any reference to “Toro” shall include any Affiliate or Subsidiary that employs you.

1.                                      Vesting and Forfeiture.

(a)                                 Except as provided in Sections 1(b), 1(c), 4 and 5 of this Agreement, your interest in the RSU Award will vest and the Award Shares will become issuable

[Time Vesting]  [on                 ] or [in              (    ) as equal as possible installments on each of the                  anniversaries after the Grant Date (rounding down to the nearest whole Share on the vesting date(s), if necessary)]

OR

[Performance-Based Vesting] [Upon satisfaction of the performance goal set forth [below/in Exhibit A to this Agreement] (the “Performance Goal”), as determined by the Committee as soon as practicable after completion of the performance period set forth therein (the “Performance Period”), but in any event not later than [[December 15] of the calendar year in which the Performance Period ends/March 15 of the calendar year following the calendar year in which the Performance Period ends] (the date the Committee so determines, the “Determination Date”).  [The Performance Goal is                                           ]. Except as provided in Section 5 of this Agreement, this RSU Award shall be cancelled and you shall forfeit all rights to the Award Shares subject to this RSU Award and otherwise have no rights hereunder, except those Award Shares that had been previously issued pursuant to this Section 1(a), if either (i) the Determination Date does not occur or (ii) the Committee determines on the Determination Date that the Performance Condition has not been satisfied.  If you are a Covered Employee, it is intended that all payments of Award Shares under this RSU Award constitute “qualified performance-based compensation” within the meaning Section 162(m) of the Code and the Plan.  This RSU Award is to be construed and administered in a manner consistent with such intent.]

(b)                                 If your employment or other service with Toro or any Affiliate or Subsidiary, as the case may be, is terminated by reason of your death or Disability before your interest in all of the Award Shares subject to this Award has vested and become issuable under Section 1(a), then you will forfeit all of the Award Shares subject to this RSU Award on the date your employment or other service with Toro or any Affiliate or Subsidiary, as the case may be, so terminates, except those Award Shares that had been previously issued pursuant to Section 1(a).

(c)                                  If your employment or other service with Toro or any Affiliate or Subsidiary, as the case may be, is terminated for any reason other than your death or Disability before your interest in all of the Award Shares subject to this RSU Award has vested and become issuable under Section 1(a), then you will forfeit all of the Award Shares subject to this RSU Award on the date your employment or other service with Toro or any Affiliate or Subsidiary, as the case may be, so terminates, except those Award Shares that had been previously issued pursuant to Section 1(a).

(d)                                 Effective Date of Termination.  Notwithstanding anything to the contrary in the Plan, and unless otherwise determined by the Committee in its sole discretion, your termination date shall be the date on which your active employment ceases and shall not be extended by any statutory or common law notice of termination period unless otherwise required by applicable law.

2.                                      Shareholder Status.  You will have no rights as a shareholder of Toro with respect to the Award Shares subject to this RSU Award until such Award Shares have been issued pursuant to Section 1 of this Agreement.  Notwithstanding the generality of the foregoing, you shall not be entitled to vote any of the Award Shares subject to this RSU Award until such Award Shares have been issued pursuant to Section 1 of this Agreement or receive any dividends declared prior to the issuance of such Award Shares or otherwise exercise any incidents of ownership with respect to such Award Shares until such Award Shares have been issued pursuant to Section 1 of this Agreement.

3.                                      Issuance of Award Shares.  As soon as practicable after [the/each] date as of which Award Shares subject to this RSU Award become vested pursuant to Section 1 of this Agreement, Toro shall direct its transfer agent to issue such number of Award Shares in your name or a nominee in book entry or to issue one or more physical stock certificates representing such Award Shares in your name.

4.                                      Adverse Action.  In addition to the other rights of the Committee under the Plan, if you are determined by the Committee, acting in its sole discretion, to have taken any action that would constitute an Adverse Action, (a) all of your rights under the Plan and any agreements evidencing an Award granted under the Plan, including this Agreement evidencing this RSU Award, then held by you shall terminate and be forfeited without notice of any kind, and (b) the Committee in its sole discretion may require you to surrender and return to Toro all or any Award Shares received, or to disgorge all or any profits or any other economic value (however defined by the Committee) made or realized by you, during the period beginning one (1) year prior to your termination of employment or other service with Toro, an Affiliate or a Subsidiary, in connection with any Awards granted under the Plan, including this RSU Award, or any Award Shares issued upon the exercise or vesting of any Awards, including this RSU Award.  This Section 5 shall not apply following a Change of Control.

5.                                      Change of Control.  In the event of a Change of Control, the provisions of the Plan applicable to a Change of Control will apply to this RSU Award.

6.                                      Other Laws.  Toro shall have the right to refuse to issue to you or transfer Award Shares subject to this RSU Award if Toro acting in its absolute discretion determines that the issuance or transfer of such Award Shares might violate any applicable law or regulation.

7.                                      Tax Withholding.  Toro will deduct or withhold from the Award Shares any federal, state, local or other taxes of any kind that Toro reasonably determines are required by law to be withheld with respect to income recognized in connection with this RSU Award or will take such other action as may be necessary in the opinion of Toro to satisfy all obligations for the payment of such taxes.  Any Award Shares withheld to pay such tax withholding obligations will be valued at their Fair Market Value on the date the withholding is to be determined, but in no event shall such withholding exceed the minimum statutory withholding requirement.

8.                                      No Transfer. You may not transfer this RSU Award, the Award Shares or any rights granted under this RSU Award other than by will or applicable laws of descent and distribution or, if approved by the Committee, pursuant to a qualified domestic relations order entered into by a court of competent jurisdiction.

9.                                      No Right to Continue Employment or Service.  Neither the Plan, this RSU Award, nor any related material shall give you the right to continue in employment by or perform services to Toro or any Affiliate or Subsidiary or shall adversely affect the right of Toro or any Affiliate or Subsidiary to terminate your employment or service relationship with Toro or any Affiliate or Subsidiary with or without cause at any time.

10.                               Electronic Delivery.  Toro, in its sole discretion, may decide to deliver any documents related to this RSU Award granted to you under the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Toro or a third party designated by Toro.

11.                               Governing Law.  This Agreement and the RSU Award Acceptance Agreement shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation to the substantive law of another jurisdiction.

12.                               Venue.  In accepting this RSU Award, you are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of Minnesota of the United States of America to resolve any and all issues that may arise out of or relate to this RSU Award and this Agreement.

13.                               Binding Effect.  This Agreement shall be binding upon Toro and you and its and your respective heirs, executors, administrators and successors.

14.                               Conflict.  To the extent the terms of this Agreement or the RSU Award Acceptance Agreement are inconsistent with the Plan, the provisions of the Plan shall control and supersede any inconsistent provision of this Agreement or the RSU Award Acceptance Agreement.

15.                               Non-Negotiable Terms.  The terms of this Agreement and the RSU Award Acceptance Agreement are not negotiable, but you may refuse to accept this RSU Award by notifying Toro’s Vice President, Secretary and General Counsel, or Director, Total Rewards and HR Services, as applicable, in writing.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by Toro and has been executed by you by execution of the attached RSU Award Acceptance Agreement.

[grant date]	By:
Chairman and CEO

RSU AWARD ACCEPTANCE AGREEMENT

I hereby agree to the terms and conditions governing this RSU Award as set forth in the Restricted Stock Unit Award Agreement, this RSU Award Acceptance Agreement and as supplemented by the terms and conditions set forth in the Plan.

In accepting this RSU Award, I hereby acknowledge that:

(a)                                 The Plan is established voluntarily by Toro, it is discretionary in nature and it may be modified, amended, suspended or terminated by Toro at any time, unless otherwise provided in the Plan, the Restricted Stock Unit Award Agreement or this RSU Award Acceptance Agreement;

(b)                                 The grant of this RSU Award is voluntary and occasional and does not create any contractual or other right to receive future RSU Awards, or benefits in lieu of RSU Awards, even if RSU Awards have been granted repeatedly in the past;

(c)                                  All decisions with respect to any future grant of an RSU Award will be at the sole discretion of Toro;

(d)                                 I am voluntarily participating in the Plan;

(e)                                  This RSU Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to Toro or any Affiliate or Subsidiary, and which is outside the scope of my employment contract, if any;

(f)                                   This RSU Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for Toro or any Affiliate or Subsidiary;

(g)                                  In the event I am not an employee of Toro or any Affiliate or Subsidiary, this RSU Award will not be interpreted to form an employment contract or relationship with Toro or any Affiliate or Subsidiary; and furthermore, this RSU Award will not be interpreted to form an employment contract with Toro or any Affiliate or Subsidiary;

(h)                                 The future value of the Award Shares subject to this RSU Award is unknown and cannot be predicted with certainty and if this RSU Award vests and the Award Shares become issuable in accordance with the terms of the Restricted Stock Unit Award Agreement and this RSU Award Acceptance Agreement, the value of those Award Shares may increase or decrease;

(i)                                     In consideration of the grant of this RSU Award, no claim or entitlement to compensation or damages shall arise from termination of this RSU Award or diminution in value of this RSU Award or Award Shares acquired upon vesting of this RSU Award resulting from termination of my employment or other service by Toro or any Affiliate or Subsidiary (for any reason whatsoever and whether or not in breach of applicable labor laws) and I hereby irrevocably release Toro and its Affiliates and Subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by acceptance of this RSU Award, I shall be deemed irrevocably to have waived my entitlement to pursue such claim;

(j)                                    In the event of termination of my employment or other service (whether or not in breach of local labor laws), my right to vest in this RSU Award and to be issued the Award Shares under the Plan, if any, will terminate effective as of the date that I am no longer actively employed or providing other service and will not be extended by any notice period mandated under local law (e.g., active employment or service would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of my employment or other service (whether or not in breach of local labor laws), my right to vest in this RSU Award after such termination, if any, will be measured by the date of termination of my active employment or other service and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when I am no longer actively employed or providing other service for purposes of this RSU Award;

(k)                                 Toro is not providing any tax, legal or financial advice, nor is Toro making any recommendations regarding my participation in the Plan, my acceptance of this RSU Award, my acquisition of the Award Shares upon vesting of this RSU Award or any sale of the Award Shares; and

(l)                                     I have been advised to consult with my own personal tax, legal and financial advisors regarding my participation in the Plan before taking any action related to the Plan.

I hereby acknowledge that I have received electronically a copy of the Plan, the Prospectus relating to the Plan and Toro’s most recent Annual Report on Form 10-K.  I hereby agree to accept electronic delivery of copies of any future amendments or supplements to the U.S. Prospectus or any future Prospectuses relating the Plan and copies of all reports, proxy statements and other communications distributed to Toro’s security holders generally by email directed to my Toro email address.

Note:  If you do not wish to accept this RSU Award on the terms stated in the Restricted Stock Unit Award Agreement or this RSU Award Acceptance Agreement, please immediately contact Toro’s Vice President, Secretary and General Counsel, or Director, Total Rewards and HR Services, as applicable, to decline the grant.